Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cornerstone Bancorp, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-67302, 333-67298 and 333-73129) and Form S-3 (No. 333-73131) of our report dated March 16, 2005, with respect to the consolidated statements of condition of Cornerstone Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows, for the years then ended, which report appears in the December 31, 2004, annual report on Form 10-KSB of Cornerstone Bancorp, Inc.

/s/ KPMG LLP

Stamford, Connecticut

March 23, 2005